EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-10261 and Form S-8 No. 333-102498) pertaining to the 1991 Stock Option Plan of Rochester Medical Corporation and the Registration Statements (Form S-8 No. 333-62592 and Form S-8 No. 333-139667) pertaining to the 2001 Stock Incentive Plan of Rochester Medical Corporation of our report dated December 3, 2007, relating to our audits of the consolidated financial statements and the financial statement schedule, which appear in this Annual Report on Form 10-K of Rochester Medical Corporation for the year ended September 30, 2008.

/s /McGladrey & Pullen, LLP Rochester, Minnesota
December 11, 2008